Exhibit 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the inclusion of our report dated July 13, 2000, on the financial statements of Solpower Corporation for the year ended March 31, 2000 and 1999, in the Company's Form 10-KSB for the year ended March 31, 2000.

/s/ Semple & Cooper LLP

Phoenix, Arizona
August 16, 2000